Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the registration statement(s) (No. 333-263353) on Form S-3 and (No. 333-256126) on Form S-8 of our reports dated February 22, 2024, with respect to the consolidated financial statements of Valaris Limited and the effectiveness of internal control over financial reporting.

/s/ KPMG LLP
Houston, Texas
February 22, 2024